FOR IMMEDIATE RELEASE

SUNOPTA INC. ADDS ADDITIONAL STRATEGIC PARTNERS
TO ITS BANKING SYNDICATE

Toronto, Ontario, July 5, 2007 – SunOpta Inc. (Nasdaq:STKL) (TSX:SOY) announced today that they have completed an expansion of their existing credit facilities and have added Rabobank and HSBC Bank to its banking syndicate. As part of this facility expansion, SunOpta has increased its available operating lines of credit by $30 million and added a $20 million acquisition facility available for future strategic acquisition or internal growth opportunities. The additional operating line replaces other credit facilities that were consolidated earlier in the year and increases operating line availability to approximately $85 million under one credit agreement. SunOpta also has term debt outstanding under this facility of approximately $54 million.

Bank of Montreal will continue to act as the agent bank for the facility and a majority of the term debt will continue to be held by three life insurance companies.

John Dietrich, Vice President and Chief Financial Officer of SunOpta commented, "the addition of HSBC and Rabobank strengthens our syndicate by adding two very well regarded multinational banks that have numerous resources, capabilities and relationships in many of the countries where we currently source product or are exploring future strategic alliances. We expect that these relationships will be critical to SunOpta's future growth which is expected to include expansion beyond North America."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to the expected terms of the proposed private placement and business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; the company's ability to negotiate successfully the specific terms of the private placement with investors, general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:

Jeremy N. Kendall, Chairman	Lytham Partners, LLC

Steve Bromley, President & CEO	Joe Diaz

Joseph Riz, Executive Vice President	Robert Blum

John Dietrich, Vice President & CFO	Joe Dorame

Susan Wiekenkamp, Information Officer	Tel: 602-889-9700

Tel: 905-455-2528, ext 103	diaz@lythampartners.com

susan.wiekenkamp@sunopta.com

Website: www.sunopta.com